Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Lori Peterson, Vice President and Director of Marketing
Phone: 989-779-6333 | lapeterson@isabellabank.com
Behen Joins Isabella Bank Board and Isabella Bank Corporation Board of Directors

Mt. Pleasant, MI, March 5, 2025- Jerome Schwind, President and Chief Executive Officer of Isabella Bank Corporation, announced the appointment of David B. Behen to the Isabella Bank Board and Isabella Bank Corporation Board of Directors, effective March 3, 2025.
“We are thrilled to welcome Mr. Behen to our Board of Directors,” stated Schwind. “He has extensive experience in cybersecurity and a proven track record of building successful organizations. As we continue to drive forward in our mission, Mr. Behen’s expertise will be invaluable in shaping our strategic direction and strengthening our commitment to security and innovation.”
Mr. Behen brings a wealth of experience to the Isabella Bank Corporation Board of Directors, holding executive leadership roles in the private and public sector for more than 20 years. Notably, he was a cabinet member for Michigan Governor Rick Snyder, serving as Director of the Department of Technology, Management, and Budget, and State Chief Information Officer. Under his leadership, Michigan gained national recognition for its advancements in information technology and cybersecurity. Additionally, Mr. Behen co-founded a software company, InfoReady Corporation, and served as Vice President and Chief Information Officer for its parent company, GDI Infotech. He was the Vice President and Chief Information Officer for La-Z-Boy Incorporated, leading global information technology reinvention and development of their cybersecurity program. Presently, Mr. Behen is the co-founder and Chief Strategy Officer at SensCy, a cybersecurity company focused on small and medium-sized organizations.
Mr. Behen earned both his Bachelor of Science and Master of Public Administration from Eastern Michigan University. He has received many esteemed awards and recognition for his contributions to information technology and cybersecurity, including the CIO 100 Award in 2006, 2007, 2013, 2016, and 2020. Mr. Behen holds several board and committee positions for professional and technology organizations. He is a past member of the Western Michigan University Board of Trustees and a current member of the Eastern Michigan University College of Engineering and Technology Advisory Board.
In addition to his professional achievements, Mr. Behen embodies a strong sense of dedication. He regularly provides his expertise to national and international audiences as a keynote speaker, expert panelist, and moderator. He spent many years coaching his children in sports and enjoys spending time outdoors and with his family. Mr. Behen has three children, Isabel, Joshua, and Olivia, and currently resides in Saline, Michigan with his wife, Rosalie.

Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state-chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for over 121 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout eight Mid-Michigan counties: Bay, Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.